EXHIBIT 10.9(b)

FIRST AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

This FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) dated as of the 9th day of December, 2008, is by and between CryoLife, Inc., a Florida corporation (“CryoLife”) and ALBERT E. HEACOX, Ph.D. (the “Employee”).

W I T N E S S E T H:

WHEREAS, CryoLife and Employee are parties to that certain Employment Agreement dated as of May 4, 2006 (the “Current Agreement”); and,

WHEREAS, the American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), and Section 409A of the Code (“Section 409A”) imposes certain restrictions on compensation deferred on and after January 1, 2005; and

WHEREAS, the Treasury Regulations promulgated under Section 409A, which become effective on January 1, 2009, require all deferred compensation arrangements, including certain provisions of the Current Agreement, to be in documentary compliance with the requirements of Section 409A on or before December 31, 2008; and

WHEREAS, CryoLife and Employee desire to amend and restate the Current Agreement to comply with Section 409A; and

WHEREAS, the Compensation Committee of the Board of Directors of CryoLife has authorized CryoLife to enter into this Agreement; and

WHEREAS, Employee has determined that it is in the best interests of Employee to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CryoLife and Employee agree to amend and restate the Current Agreement as follows:

1. EMPLOYMENT.

(a) CryoLife hereby employs Employee in the capacity of Senior Vice President, Research and Development and Employee hereby accepts such duties as are customarily performed and exercised by such officer subject to the supervision of the President of CryoLife. The duties of Employee shall include those duties more specifically described on Exhibit A attached hereto together with such additional duties as are assigned by the President of CryoLife.

(b) CryoLife agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of CryoLife subject to the terms and conditions of this Agreement, for the period commencing on May 4, 2006 (the “Effective Date”) and ending on the second anniversary of such date (the “Employment Period”). Unless either party elects not to extend the term of this Agreement by so notifying the other in writing at least 30 days prior to the first anniversary of the Effective Date, the Employment Period shall automatically extend for an additional one year.

2. EMPLOYMENT DUTIES.

(a) During the Employment Period, (A) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and (B) the Employee’s services shall be performed at the location where the Employee was employed immediately preceding the Effective Date.

(b) During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time to the business and affairs of CryoLife and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.

(c) During the Employment Period, the Employee will not, without the prior written consent of CryoLife, directly or indirectly other than in the performance of the duties hereunder, render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise, except with respect to any noncompetitive family businesses of the Employee for which the rendering of such services will not have an adverse effect upon Employee’s performance of his duties and obligations hereunder.

3. COMPENSATION, BENEFITS AND BUSINESS EXPENSES.

(a) For all services which Employee renders to CryoLife or any of its subsidiaries or affiliates during the term hereof, CryoLife agrees to pay the Employee the salary and bonus compensation as set by the Compensation Advisory Committee of the Board of Directors. Employee shall be entitled to participate in all compensation and bonus plans made available to CryoLife’s executive employees. Employee’s salary at the Effective Date is set forth on Exhibit A.

(b) CryoLife shall pay all reasonable expenses incurred by the Employee directly related to performance of his responsibilities and duties for CryoLife hereunder. Employee shall submit to CryoLife statements that justify in reasonable detail all reasonable expenses so incurred. Subject to such audits as CryoLife may deem necessary, CryoLife shall reimburse Employee the full amount of any such expenses advanced by Employee.

(c) Employee shall be entitled to a vacation each year of his employment with CryoLife, according to the standard vacation policy, as well as insurance and other employment benefits, as more particularly described on Exhibit A.  Vacations not taken shall be cumulative and carried over to a subsequent year.

4. CHANGE OF CONTROL.

(a) In consideration and recognition of the Employee’s continued employment and her contribution to protecting and enhancing shareholder value in any future sale of CryoLife that may occur and to provide incentive to Employee as an executive to remain with CryoLife through any future sale or merger of CryoLife, CryoLife has provided in Section 6(a) to increase the severance payment upon the occurrence of a Severance Increase Event. A Severance Increase Event shall occur upon the happening of a Change of Control (as defined below) if Employee remains employed by CryoLife at such time or if Employee’s employment was terminated by CryoLife without Cause within the six (6) month period immediately preceding a Change of Control.

(b) “Change of Control” means a change in the ownership or effective control of, or in the ownership of a substantial portion of the assets of, CryoLife, as described in paragraphs (i) through (iii) below.

(i)           Change in Ownership of CryoLife.  A change in the ownership of CryoLife shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires ownership of CryoLife stock that, together with CryoLife stock held by such person or group, constitutes more than 50% of the total voting power of the stock of CryoLife.

                        (A)            If any one person or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member,  is considered to own more than 50% of the total voting power of the stock of CryoLife, the acquisition of additional CryoLife stock by such person or persons shall not be considered to cause a change in the ownership of CryoLife or to cause a change in the effective control of CryoLife (within the meaning of paragraph (ii) below).

                        (B)           An increase in the percentage of CryoLife stock owned by any one person, or persons acting as a group (within the meaning of paragraph (iv)), as a result of a transaction in which CryoLife acquires its stock in exchange for property, shall be treated as an acquisition of stock for purposes of this paragraph (i).

                        (C)           Except as provided in (B) above, the provisions of this paragraph (i) shall apply only to the transfer or issuance of CryoLife stock if such stock remains outstanding after such transfer or issuance.

(ii)           Change in Effective Control of CryoLife.

(A)           A change in the effective control of CryoLife shall occur on the date that either of (1) or (2) below occurs:

                                            (1)           Any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of CryoLife possessing 35% or more of the total voting power of the stock of CryoLife; or

                                             (2)           A majority of the members of the CryoLife Board of Directors are replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the Board of Directors prior to the date of the appointment or election.

(B)           A change in effective control of CryoLife also may occur with respect to any transaction in which either of CryoLife or the other entity involved in a transaction experiences a Change of Control event described in paragraphs (i) or (iii).

(C)           If any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), is considered to effectively control CryoLife (within the meaning of this paragraph (ii)), the acquisition of additional control of CryoLife by the same person or persons shall not be considered to cause a change in the effective control of CryoLife (or to cause a change in the ownership of CryoLife within the meaning of paragraph (i)).

(iii)           Change in Ownership of a Substantial Portion of CryoLife’s Assets.  A change in the ownership of a substantial portion of CryoLife’s assets shall occur on the date that any one person, or more than one person acting as a group (within the meaning of paragraph (iv)), other than a group of which Officer is a member, acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from CryoLife that have a total gross fair market value (within the meaning of paragraph (iii)(B)) equal to or more than 40% of the total gross fair market value of all of the assets of CryoLife immediately prior to such acquisition or acquisitions.

(A)           A transfer of CryoLife’s assets shall not be treated as a change in the ownership of such assets if the assets are transferred to one or more of the following:

                                           (1)           A shareholder of CryoLife (immediately before the asset transfer) in exchange for or with respect to CryoLife stock;

                                            (2)           An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by CryoLife;

                                            (3)           A person, or more than one person acting as a group (within the meaning of paragraph (iv)) that owns, directly or indirectly, 50% or more of the total value or voting power of all of the outstanding stock of CryoLife; or

                                            (4)           An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii)(A)(3).

For purposes of this paragraph (iii)(A), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.

(B)           For purposes of this paragraph (iii), gross fair market value means the value of all CryoLife assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv)        For purposes of this Section 4(b), persons shall be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase, or acquisition of assets, or similar business transaction with CryoLife.  If a person, including an entity shareholder, owns stock in CryoLife and another entity with which CryoLife enters into a merger, consolidation, purchase, or acquisition of stock, or similar business transaction, such shareholder shall be considered to be acting as a group with the other shareholders in a corporation only to the extent of the ownership in that corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.  Persons shall not be considered to be acting as a group solely because they purchase or own stock of CryoLife at the same time, or as a result of the same public offering of CryoLife’s stock.

5. TERMINATION OF EMPLOYMENT.

(a) Disability or Death. If CryoLife determines in good faith that the Disability of the Employee has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Employee written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with CryoLife shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with CryoLife on a full-time basis for 180 consecutive days as a result of incapacity due to mental or physical illness or determination by a physician selected by CryoLife or its insurers and acceptable to the Employee or the Employee’s legal representative that the Employee is unable to perform the essential functions of his position as a result of incapacity due to mental or physical illness. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

(b) Cause.  CryoLife may terminate the Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) the willful and continued failure of the Employee to perform substantially the Employee’s duties with CryoLife (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board or the Chief Executive Officer of CryoLife which specifically identifies the manner in which CryoLife believes that the Employee has not substantially performed the Employee’s duties, or

(ii) the willful engaging by the Employee in illegal conduct or gross misconduct which is materially and demonstrably injurious to CryoLife.

For purposes of this provision, no act or failure to act, on the part of the Employee, shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of CryoLife.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of CryoLife or based upon the advice of counsel for CryoLife shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of CryoLife.

(c) Good Reason. The Employee’s employment may be terminated by the Employee for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) the assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1(a) of this Agreement, or any other action by CryoLife which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by the Employee;

(ii) any failure by CryoLife to comply with any of the provisions of Section 3(a) or 3(b) of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by CryoLife promptly after receipt of notice thereof given by the Employee;

(iii) any threatened termination by CryoLife of the Employee’s employment other than for Cause, Death or Disability; or

(iv) any failure by CryoLife to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of “Good Reason” made by the Employee shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Employee for any reason at least 90 days but not more than 120 days following consummation of a Change of Control or during the 30 day period immediately following the first anniversary of a Change of Control shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

(d) Notice of Termination.  Any termination by CryoLife for Cause, or by the Employee for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice). The failure by the Employee or CryoLife to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or CryoLife, respectively, hereunder or preclude the Employee or CryoLife, respectively, from asserting such fact or circumstance in enforcing the Employee’s or CryoLife’s rights hereunder.

(e) Date of Termination. “Date of Termination” means (i) if the Employee’s employment is terminated by CryoLife for Cause, or by the Employee for Good Reason, the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be, (ii) if the Employee’s employment is terminated by CryoLife other than for Cause or Disability, the Date of Termination shall be the date on which the Employee receives the Notice of Termination, and (iii) if the Employee’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

(f) Non-Compete Commitment. During the term of this Agreement and for a period of one year after any termination of this Agreement, the Employee agrees not to accept any position as Senior Vice President, Research and Development to any competitor of CryoLife in the cardiac, vascular or orthopedic tissue processing business or biological glue business within the United States. Payments of amounts owing under any Severance Payment (defined in Section 6(a)) obligation, shall be conditioned  upon Employee’s  continued  compliance with this non-compete commitment.

(g) Agreement Not to Solicit. During the term of this Agreement and for a period of one year after any termination of this Agreement, the Employee agrees he will not, without the prior written consent of CryoLife, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit or attempt to solicit, divert or hire away any person then employed by CryoLife.

6. OBLIGATIONS OF CRYOLIFE UPON TERMINATION.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, (i) CryoLife shall terminate the Employee’s employment other than for Cause, Death or Disability or (ii) the Employee shall terminate employment for Good Reason, then CryoLife shall pay to Employee as severance compensation an amount equal to one (1) times the aggregate of Employee’s annual salary and bonus compensation for the year in which the termination of employment occurs (the “Severance Payment”); provided, however, if a Severance Increase Event has occurred, the severance compensation shall be increased to an amount equal to two (2) times the aggregate of Employee’s annual salary and bonus compensation for the year in which the termination of employment occurs. If the employment termination occurs before the awarding of bonuses in the year in which the employment termination occurs, the bonus compensation component of the Severance Payment shall be computed based on the prior year’s bonus. Bonus compensation shall include cash bonus payments and the present value of non-cash bonuses such as options or restricted stock.  The Severance Payment shall be in addition to sums due to Employee through the Date of Termination and shall be subject to the normal withholding requirements of CryoLife.

(i)           Timing of Severance Payment.

(A)           Except as otherwise provided herein, the Severance Payment shall be payable in cash by CryoLife in twenty-four (24) equal monthly installments commencing, subject to Section 6(a)(ii), on the date that is thirty (30) days after Employee’s Date of Termination.

(B)           Notwithstanding (A) above, if Employee is terminated within the two (2) year period commencing on the date of a Change of Control, the Severance Payment, if any is due hereunder, shall be paid to Employee, subject to Section 6(a)(ii) in a lump sum not later than thirty (30) days following Employee’s Date of Termination.

(C)           Notwithstanding (A) above, if Employee is terminated within the six (6) month period prior to the date on which a Change of Control occurs, the sum of (x) all installments due to Employee under (A) above and not paid prior to the date of the Change of Control; and (y) if Employee is terminated by CryoLife without Cause during such six (6) month period, the additional severance compensation due to Employee as a result of the Severance Increase Event shall be payable, subject to Section 6(a)(ii), in a lump sum not later than thirty (30) days following the date of the Change of Control.

(ii)           The following rules shall apply with respect to the distribution of payments and benefits, if any, to be provided to Employee under this Section 6(a), as applicable:

(A)           Notwithstanding anything to the contrary contained herein, no payments shall be made to Employee upon Employee’s termination of employment from CryoLife under this Agreement unless such termination of employment is a “separation from service” under Section 409A.  The determination of whether and when a “separation from service” has occurred shall be made in a manner consistent with and based on the presumptions set forth in Treasury Regulations Section 1.409A-1(h).

(B)           If, as of the date of the “separation from service” of the Employee from CryoLife, the Employee is not a Specified Employee (as defined herein), then each installment of payments (or, if applicable, the lump sum payment) shall be made on the dates and terms set forth in Section 6(a)(i).

(C)           If, as of the date of the “separation from service” of the Employee from CryoLife, Employee is a Specified Employee (as defined herein), then each installment of the payments (or, if applicable the lump sum payment) under Section 6(a)(i) that would, absent this subsection, be paid within the six (6) month period following the separation from service of the Employee from CryoLife shall not be paid until the date that is six (6) months and one day after such separation from service (or, if earlier, the Employee’s death), with any such installments (or, if applicable the lump sum payment) that are required to be delayed being accumulated during such six (6) month period and paid in a lump sum on the date that is six (6) months and one day following Employee’s separation from service, and any subsequent installments, if applicable, being paid in accordance with the dates and terms set forth herein.

(iii)           Specified Employee Defined. As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code. By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of CryoLife.  Employee shall be treated as a key employee if the Employee meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date.” If Employee is a “key employee” as of an identification date, he shall be treated as a Specified Employee for the twelve (12) month period beginning on the first day of the fourth month following such identification date. For purposes of any Specified Employee determination hereunder, the “identification date” shall mean the last day of the calendar year.

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than for payment of obligations accruing through the Date of Termination.

(c) Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than for payment obligations accruing through the Date of Termination.

(d) Cause; Other than for Good Reason. If the Employee’s employment shall be terminated by CryoLife for Cause or by the Employee without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee his or her salary through the Date of Termination.

7. NON-EXCLUSIVITY OF RIGHTS.

Nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by CryoLife or any of its affiliated companies and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with CryoLife or any of its affiliated companies. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, practice or program of or any contract or agreement with CryoLife or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8. FULL SETTLEMENT.

In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Employee obtains other employment. CryoLife agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Employee may reasonably incur as a result of any contest (regardless of the outcome thereof) by CryoLife, the Employee or others of the validity or enforceability of, or liability under, any provision of this Agreement.

9.  LIMITATION OR EXPANSION OF BENEFITS.

(a)  In the event it shall be determined that all or any portion of any benefit, payment, acceleration right or distribution by CryoLife to or for the benefit of the Employee (whether payable or distributable pursuant to the terms of this Agreement or otherwise) is treated as an “excess parachute payment” (as defined in Section 280G(1)(b) of the Code which is subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then CryoLife shall pay to Employee an additional amount of cash (a “Gross-Up Payment”) equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Employee hereunder (after payment of the Excise Tax with respect to any excess parachute payment, and any state and federal income and employment taxes with respect to the Gross-Up Payment) to equal the aggregate after-tax compensation and benefits the Employee would have received if the Excise Tax had not been imposed. The Gross Up Payment shall be paid to the Employee on the date that is thirty (30) days prior to the date on which the Excise Tax with respect to any excess parachute payment is due and in no event later than the last day of the taxable year next following the taxable year in which Employee remits the related taxes. A nationally recognized public accounting firm selected by CryoLife shall initially determine, at CryoLife’s expense, whether an “excess parachute payment” will be made to Employee, and if so, the amount of the Gross-Up Payment. In the event of a subsequent claim by the Internal Revenue Service that, if successful, would result in Employee’s liability for an Excise Tax under Section 4999 of the Code in excess of the amount covered by any previous Gross-Up Payment, the Employee shall promptly notify CryoLife in writing of such claim. If CryoLife elects to contest such claim, it shall so notify the Employee and shall bear and pay directly or indirectly all costs and expenses of contesting the claim (including additional interest and penalties incurred in connection with such action), and shall indemnify and hold Employee harmless, on an after-tax basis, for any excise, income, or employment tax, including interest and penalties with respect thereto, imposed as a result of CryoLife’s payment of costs of the contest. Employee shall cooperate fully with CryoLife in the defense of any such IRS claim.  If, as a result of CryoLife’s action with respect to a claim, Employee receives a refund of any amount paid by CryoLife with respect to such claim, Employee shall promptly pay such refund to CryoLife. In the event the IRS claim is finally determined to result in the imposition of additional Excise Tax on Employee, CryoLife shall make an additional Gross-Up Payment with respect to any such additional Excise Tax.

(b) Anything in this Agreement to the contrary notwithstanding, severance, separation and/or similar payments made to the Employee shall be limited to the equivalent of three years salary, including bonuses and guaranteed benefits. If necessary, any Gross-Up Payment will be reduced in order to comply with this provision.

10. CONFIDENTIAL INFORMATION.

The Employee and CryoLife are parties to one or more separate agreements respecting confidential information, trade secrets, inventions and non-competition (collectively, the “IP Agreements”). The parties agree that the IP Agreements shall not be superceded or terminated by this Agreement and shall survive any termination of this Agreement.

11. SUCCESSORS.

(a) This Agreement is personal to the Employee and without the prior written consent of CryoLife shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon CryoLife and its successors and assigns.

(c)  CryoLife will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of CryoLife to assume expressly and agree to perform this Agreement in the same manner and to the same extent that CryoLife would be required to perform it if no such succession had taken place. As used in this Agreement, “CryoLife” shall mean CryoLife as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           COMPLIANCE WITH SECTION 409A

(a)           This Agreement is intended to comply with Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder and any ambiguities shall be interpreted in a manner consistent with the requirements of Section 409A.

(b)           CryoLife and Employee agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A.

(c)           CryoLife makes no representation or warranty as to the tax effect of any of the preceding provisions, and the provisions of this Agreement shall not be construed as a guarantee by CryoLife of any particular tax effect to Employee under this Agreement.  CryoLife shall not be liable to Employee or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

13.           MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Albert E. Heacox Ph.D.
_______________________
_______________________

If to CryoLife:

CryoLife, Inc.
1655 Roberts Boulevard, N.W,
Kennesaw, Georgia 30144
Attention: President

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) CryoLife may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Employee has hereunder set the Employee’s hand and, pursuant to the authorization from its Board, CryoLife has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Albert E. Heacox Ph.D.
Albert E. Heacox Ph.D.

CRYOLIFE, INC.

By:	/s/ Steven G. Anderson
Steven G. Anderson
Chairman, President and CEO

 Exhibit A

Duties and Responsibilities of Albert E. Heacox Ph.D.:

All duties of Senior Vice President, Research and Development and duties not inconsistent with such duties that are assigned by the President.

Compensation:

Salary of $265,650 and bonus set by the Compensation Committee.
Salary & Bonus subject to yearly review by the Compensation Committee of the Board of Directors:

Vacation and Employee Benefits:

See attached CryoLife vacation plan, standard CryoLife medical plan and contributory 401K plan.

CryoLife Business:

The development, marketing, sale and distribution of tissue preservation services and biomedical and medical products including cardiac, vascular or orthopedic tissue processing business and biological glues.